As filed with the Securities and Exchange Commission on September 4, 2019.

Registration No. 333-217658	Registration No. 333-206236
Registration No. 333-181304	Registration No. 33-40087

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-217658	FORM S-8 REGISTRATION STATEMENT NO. 333-206236
FORM S-8 REGISTRATION STATEMENT NO. 333-181304	FORM S-8 REGISTRATION STATEMENT NO. 33-40087

UNDER

THE SECURITIES ACT OF 1933

PHI, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0395707
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2001 S.E. Evangeline Thruway Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Second Amended and Restated PHI, Inc. Long-Term Incentive Plan

Amended and Restated PHI, Inc. Long-Term Incentive Plan

PHI, Inc. Long-Term Incentive Plan

Inventive Stock Option Plan for certain key personnel of Petroleum Helicopters, Inc.

(Full title of the plans)

Trudy P. McConnaughhay

PHI, Inc.

2001 S.E. Evangeline Thruway

Lafayette, LA 70508

(337) 272-4452

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Najder

Hope M. Spencer

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the below listed Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of PHI, Inc. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements, in each case, solely to the extent that they relate to the Registrant’s Second Amended and Restated PHI, Inc. Long-Term Incentive Plan (the “Second Amended and Restated Long-Term Incentive Plan”), Amended and Restated PHI, Inc. Long-Term Incentive Plan (the “Amended and Restated Long-Term Incentive Plan”), PHI, Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”) and the Incentive Stock Option Plan for certain key personnel of Petroleum Helicopters, Inc. (the Registrant’s predecessor) (the “Incentive Stock Option Plan” and together with the Second Amended and Restated Long-Term Incentive Plan, the Amended and Restated Long-Term Incentive Plan and the Long-Term Incentive Plan, the “Prior Plans”).

1.

Registration Statement on Form S-8, File No. 333-217658, filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2017, registering the offer and sale of 2,000,000 shares of non-voting common stock, par value $0.10 per share, issuable pursuant to the Second Amended and Restated Long-Term Incentive Plan;

2.

Registration Statement on Form S-8, File No. 333-206236, filed with the Commission on August 7, 2015, registering the offer and sale of 750,000 shares of non-voting common stock, par value $0.10 per share, issuable pursuant to the Amended and Restated Long-Term Incentive Plan;

3.

Registration Statement on Form S-8, File No. 333-181304, filed with the Commission on May 10, 2012, registering the offer and sale of 750,000 shares of non-voting common stock, par value $0.10 per share, issuable pursuant to the Long-Term Incentive Plan; and

4.

Registration Statement on Form S-8, File No. 33-40087, filed with the Commission on April 23, 1991, registering the offer and sale of 22,500 shares of non-voting common stock, par value $0.08 1/3 per share, issuable pursuant to the Incentive Stock Option Plan.

The Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements and is no longer issuing securities under the Prior Plans. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on September 4, 2019.

PHI, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay Chief Financial Officer and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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